WAIVER



                                 April 12, 2001



To each of the Purchasers listed below:

     Reference is made to Advanced Optics Electronics, Inc., Note Purchase Agreement, dated as of September 15, 2000 (the "Purchase Agreement") between each Purchaser therein defined and Advanced Optics Electronics, Inc., a Nevada corporation (the "Company"). All terms defined in the Purchase Agreement shall have the same meaning when used in this waiver unless otherwise defined herein.

     Pursuant to Section 10.1(d) of the Purchase Agreement, the Company agreed to file a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the "Registration Statement"), to register not less than 52,390,805 shares of Common Stock underlying the Registrable Securities consisting of:

     (i) 2,298,851 shares of Common Stock issuable upon conversion of the $500,000 Initial Closing Date Notes;

     (ii) 6,896,552 shares of Common Stock issuable upon conversion of the $1,500,000 Second Closing Date Notes;

     (iii) 36,781,609 shares of Common Stock issuable upon conversion of the $8,000,000 Obligation Notes;

     (iv) Initial Warrants to purchase 2,000,000 shares of Common Stock issued with respect to the Initial Offering (at the rate of one warrant share for such dollar amount of Notes then purchased); and

     (v) Obligation Warrants for 4,413,793 shares of Common Stock issued with respect to the Obligations Notes (at the rate of 12% of the shares of Common Stock to be issued upon conversion of the Obligation Notes).

     Each  Purchaser  hereby  waives the  Company's  obligation  to comply  with
Section 10.1(d) of the Purchase Agreement insofar as it relates to the filing of the Registration Statement to register the Registrable Securities, other than such Registrable Securities (the "Initial Securities") consisting of Common Stock issuable upon conversion of the $500,000 Initial Closing Date Notes issued on and dated as of September 15, 2000 and the 500,000 shares of Common Stock underlying the Initial Warrants. (For the avoidance of doubt, the "Initial Securities" do not include any other Notes or any Warrants issuable at any time.) In addition, each Purchaser and the Company agrees that such section is hereby amended to change the number of shares of Common Stock required to be registered shall relate solely to the Initial Securities. Failure to file a registration statement with respect to, or to register, Registrable Securities other than the

Initial Securities shall not constitute a Non-Registration Event under the Purchase Agreement or under any Warrants, or an Event of Default under the Notes or Purchase Agreement. The Company shall continue to be required to reserve for issuance the amount of Common Stock described in the Purchase Agreement as such reservation relates only to the Initial Securities. The Company and Purchasers agree that the Company may not exercise any Obligation Notice rights under the Purchase Agreement with respect to the $8,000,000 of Obligation Notes and that Company is not obligated to sell and Purchasers are not obligated to purchase the $1,500,000 of Second Closing Date Notes.

     Pursuant to Section 2.3 of the Purchase Agreement, the Company and the Purchasers agreed that subject to certain conditions, a Purchaser could assign to another party either before or after exercise of a Purchase Obligation by the Company, the Purchase Obligation to pay all or some of the purchase price with respect to the Purchase Obligation and receive the corresponding rights of the Purchaser under the Purchase Agreement. The Company and the Purchasers do hereby amend such section in order that it permit assignments between existing Purchasers to the exclusion of any other parties.

     The Purchasers do not waive any damages (liquidated or otherwise) or any other rights available to them. Except as set forth in this waiver, the Purchase Agreement remains in full force and effect. Please acknowledge your agreement with the foregoing by signing in the space provided below.


                                          Very truly yours,

                                          ADVANCED OPTICS ELECTRONICS, INC.


                                          By: /s/ LESLIE S. ROBINS
                                              --------------------------------
                                              Name:  Leslie S. Robins
                                              Title: Executive Vice President


                                          Agreed and Accepted

                             PURCHASERS:

                             KESHET FUND L.P.


                             By: /s/ JOHN CLARKE
                                --------------------------

                             KESHET L.P.


                             By:  /s/  JOHN CLARKE
                                --------------------------


                             NESHER LTD.


                             By:  /s/  JOHN CLARKE
                                --------------------------


                             TALBIYA B. INVESTMENTS LTD.


                             By:  /s/  JOHN CLARKE
                                --------------------------



                                       3